UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 4, 2010 (July 30, 2010)

CAPSTONE TURBINE CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	001-15957	95-4180883
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)

21211 Nordhoff Street,
Chatsworth, California	91311
(Address of principal executive offices)	(Zip Code)

(818) 734-5300
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02                      Unregistered Sales of Equity Securities.

On July 30, 2010 (the “Second Issuance Date”), Capstone Turbine Corporation, a Delaware corporation (the “Company”), issued 3,131,313 shares of common stock of the Company, par value $0.001 per share (the “Common Stock”), to Calnetix Power Solutions, Inc., a Delaware corporation (“CPS”).  The shares were issued pursuant to the terms of the Asset Purchase Agreement, dated February 1, 2010, between the Company and CPS (the “Asset Purchase Agreement”).  The 3,131,313 shares issued on the Second Issuance Date are in addition to the 1,550,387 shares that Capstone previously issued to CPS on February 1, 2010 upon the closing of Capstone’s acquisition of certain assets from CPS.  Pursuant to the Asset Purchase Agreement, Capstone agreed to pay on the Second Issuance Date $3.1 million in cash or issue the number of shares of Common Stock equal to $3.1 million divided by the average closing share price of the Common Stock for the 30-day trading period ending on the trading date immediately preceding the Second Issuance Date.

The securities described in this Item 3.02 have been issued and sold by the Company in reliance upon the exemption afforded by the provisions of Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”).  The shares issued have not been registered under the Securities Act, and therefore may not be offered or sold in the United States without registration or an applicable exemption from the registration requirements of the Securities Act.  Under the terms of the Asset Purchase Agreement, the Company agreed to file with the Securities and Exchange Commission, within 10 days after the Second Issuance Date, a registration statement on Form S-3 relating to the resale of the Common Stock.  The Company agreed to use its reasonable best efforts to ensure that such resale registration statement is effective as soon as reasonably practicable after the filing thereof, and the Company is obligated to keep the resale registration statement effective until at least January 1, 2011.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAPSTONE TURBINE CORPORATION
Date: August 4, 2010	By:	/s/ Edward I. Reich
Edward I. Reich Executive Vice President and Chief Financial Officer